                             Washington, DC  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 1999
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                            Southwest Bancorp, Inc.
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            (Exact name of registrant as specified in its charter)

          Oklahoma                            0-23064                       73-1136584
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
(State or other jurisdiction               (Commission file                  (IRS Employer
of incorporation)                               number)                  Identification Number)

608 South Main Street, Stillwater, Oklahoma  74074
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(Address of Principal Executive Offices)  (Zip Code)


Registrant's telephone number, including area code:  (405) 372-2230
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Item 5. Other Events.
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     On April 22, 1999, Southwest Bancorp, Inc. ("Southwest" or the "Company")
announced approval of a share repurchase program and a shareholder rights plan by its Board of Directors, and an agreement in principal to settle pending litigation. On April 20, 1999, Southwest announced earnings for the first quarter of 1999 and completion of its offering of common stock. Each of these events is described further below.

Share Repurchase Program

     On April 22, 1999, the Board of Directors of Southwest authorized the repurchase of up to 5%, or 204,000 shares, of its outstanding common stock, par value $1.00 per share, in connection with shares expected to be issued under Southwest's dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until April 30, 2001, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made in the discretion of management based upon market, business, legal, accounting and other factors.

Shareholder Rights Plan

     On April 22, 1999, the Board of Directors of Southwest Bancorp, Inc., a corporation organized under the laws of Oklahoma (the "Company"), approved a Rights Agreement, dated as of and to be effective on April 22, 1999 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, having the principal terms summarized below. In accordance with the Rights Agreement, the Board also declared a dividend distribution of one Right for each outstanding share of common stock (the "Common Stock") of the Company to shareholders of record at the Close of Business on April 22, 1999 (the "Record Date").

     Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Class B Series 1 Preferred Stock ("Preferred Stock"). Each one one-thousandth of a share (a "Unit") of Preferred Stock is structured to be the equivalent of one share of Common Stock of the Company ("Common Stock"). Shareholders will receive one Right per share of Common Stock held of record at the Close of Business on the Record Date. The exercise price of each Right will be $110.00, subject to adjustment (the "Purchase Price").

     Rights owned by any Acquiring Person, as defined below, or by persons who have acquired Rights from an Acquiring Person, are not exercisable, with certain exceptions.

     Rights will also attach to shares of Common Stock issued after the Record Date but prior to the Distribution Date unless the Board of Directors determines otherwise at the time of issuance. The description and terms of the Rights are set forth in the Rights Agreement. The Rights will be evidenced by Common Stock certificates, and no separate certificates evidencing the Rights (the "Rights Certificates") will be distributed unless there is a Distribution Date, described below. The Rights will separate from the Common Stock and a distribution of the Rights Certificates will occur on a date (the "Distribution Date") that is the earlier of (i) 10 days following a public announcement by the Company that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) any Common Stock certificates issued will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

     The Rights are not exercisable until the Distribution Date and will expire at the Close of Business on April 22, 2009, unless earlier redeemed or exchanged by the Company as described below. As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date, and thereafter such separate Rights Certificates alone will represent the Rights.

While each Right will initially provide for the acquisition of one Unit of Preferred Stock at the Purchase Price, the Rights Agreement provides that if any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right (except as described below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Preferred Stock or, at the option of the Company, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to twice the amount of the Purchase Price. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger, statutory share exchange, or other business combination in which the Company is not the surviving corporation, or (ii) 25% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except as described below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events." If there is a Triggering Event, Rights that are or were owned by the Acquiring Person, or any affiliate or associates of such Acquiring Person, on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees).

     The Purchase Price payable, and the number of shares of Preferred Stock, Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. At any time (including a time after any person becomes an Acquiring Person), the Company may exchange all or part of the Rights (except as set forth below) for shares of Common Stock (an "Exchange") at an exchange ratio of one share per Right, as appropriately adjusted to reflect any stock split or similar transaction. At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Under certain circumstances set forth in the Rights Agreement, the decision to make an Exchange or to redeem the Rights shall require the approval of a 2/3 majority of the full Board of Directors. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board ordering redemption of the Rights, with, where required, the approval of a 2/3 majority of the full Board of Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to the Company, shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above. Other than certain provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, only with the approval of 2/3 of the whole Board of Directors) in order to cure any ambiguity, to make certain other changes that do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, no amendment to adjust the time period governing redemption may be made during the time that the Rights are not redeemable (generally, after a Triggering Event).

Settlement of Pending Litigation

     The Board of Directors announced on April 22, 1999, that Southwest's principal subsidiary, the Stillwater National Bank and Trust Company, had agreed in principle to make a cash payment to settle pending litigation. The charge is expected to increase other expenses for the second quarter 1999 by approximately $600 thousand (approximately $367 thousand net of tax deductions). Stillwater National believes that the possibility that it would have lost the litigation was remote, but has agreed to settle in order to avoid the costs of protracted litigation.

First Quarter 1997 Earnings

     On April 20, 1999, Southwest announced that net income for the first quarter of 1999 totaled $2.1 million, for basic and diluted earnings per share of $0.55 and $0.54. At quarter-end, Southwest's total assets exceeded $1.0 billion, loans exceeded $800 million, and deposits exceeded $840 million on a consolidated basis. The increase in net income available to common shareholders and earnings per common share can be attributed to a lower provision for loan losses during the first quarter of 1999 and the deduction of preferred stock dividends in 1998. The increase was offset in part by expenses paid in the offering competed during the first quarter of 1999. Southwest redeemed its preferred stock on September 1, 1998; dividends declared during the first quarter of 1998 totaled $397,000. The provision for loan losses for the first three months of 1999 was $675,000 compared to $825,000 for the same period in 1998. At March 31, 1999, the allowance for loan losses was $11.0 million, or 1.35% of total loans, compared to $10.4 million, or 1.31% of total loans, at December 31, 1998. Southwest's total assets increased by $9.4 million since December 31, 1998, to $1.037 billion at March 31, 1999. At quarter-end, Southwest and Stillwater National exceeded all regulatory capital standards.

Completion of Common Stock Offering

     On March 19, 1999, Southwest completed its public offering of 1,061,231 shares of its common stock. The offering included 811,231 shares sold by the Estate of Paul C. Wise and Dr. James B. Wise and 250,000 newly issued shares sold by Southwest. Southwest received proceeds of $5.4 million, after offering expenses and underwriting discount. The net proceeds were invested in Stillwater National, where the funds will be available for general corporate purposes and for use in lending and investment activities. No shares were sold under the over-allotment option granted to the underwriters in the offering.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
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(a)  Financial Statements. Not applicable.
(b)  Pro Forma Financial Information.  Not applicable.
(c) Exhibit 1. Rights Agreement, dated as of April 22, 1999, between Southwest Bancorp, Inc., and Harris Trust & Savings Bank, as Rights Agent, including as Exhibit A the form of Rights Certificate, as Exhibit B the form of Summary of Rights Agreement.
     Exhibit 2. Form of Certificate of Designations of the Company setting forth the terms of the Class B, Series 1 Preferred Stock of the Company.

                                  Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Southwest Bancorp, Inc.

                                       By /s/ Rick J. Green
                                          --------------------------------------
                                          Rick J. Green, Chief Executive Officer

Dated: April 22, 1999